Exhibit 4.3

DESCRIPTION OF CAPITAL

Authorized Capital

Authorized Amount

We currently have two classes of equity representing our limited liability membership interests, which we have denominated in our operating agreement as common shares and preferred shares. The common shares are divided into two classes, the Class A Common Shares and Class B Common Shares.

The total number of shares of all classes currently authorized is 110.0 million shares, consisting of (i) 10.0 million preferred shares, and (ii) 100.0 million common shares, of which 95.0 million shares are denominated as Class A Common Shares and 5.0 million shares are denominated as Class B Common Shares.

Preferred Shares

Our preferred shares are similar to “blank check preferred stock” that is typical with stock corporations that are federally taxed as “C” corporations. The board of directors or a committee thereof is authorized, at any time and from time to time, to issue preferred shares, in any number of series and amount, pursuant to a share designation. The preferred shares may rank junior to, on parity with or senior to (in each case, with respect to distributions or other payments in respect of shares) any classes or series of shares existing immediately prior to the board of director authorization and issuance), for consideration that may be cash, any tangible or intangible property or any benefit to MDB, or any combination thereof, and such other rights and powers, such as voting, dividend, and liquidation, as may be fixed by the board of directors or a committee thereof, unless all of the shares which MDB is authorized to issue, have been issued, subscribed for, or otherwise committed to be issued.

Overview

Delaware law is very flexible in how the rights of limited liability interests of a limited liability company may be established. We have designated our securities as common shares and preferred shares representing our limited liability interests, and subdivided the common shares into two classes. The corporate governance rights of the two classes of common shares are defined in our operating agreement, and generally, they are similar to the rights of a holder of stock in a corporation organized under Delaware law, which is why we have designated them as shares rather than LLC units or membership interests or other designations typical of limited liability companies.

In our operating agreement we have adopted governance and operational provisions that are similar to the rights of a common shareholder in a typical Delaware corporation. For example, the following are typical terms of a stock corporation which we have adopted for our common shares representing limited liability interests: (i) the fiduciary duties of our directors and officers are the same as a Delaware stock corporation, (ii) our shares are fully paid and non-assessable like those of a Delaware stock corporation, (iii) there are no pre-emptive rights, (iv) no consent of the Company is required to become a shareholder of MDB, (v) holders of our common shares have the full range of inspection rights of our corporate records like shareholders of a Delaware stock corporation, (vi) meetings of the shareholders of MDB are similar to those of a Delaware stock corporation, including the fixing of a meeting date, notice requirements for a meeting, quorum requirements, voting procedures and inspector of elections provisions, (vii) the operation of our board of directors follows the law provisions of a Delaware stock corporation, and (viii) the indemnification of directors and officers follows the law provisions applicable to a Delaware stock corporation.

Because we are a limited liability company, which will be treated as a partnership under the Internal Revenue Code and related regulations, the holders of our common shares will be taxed on the basis of the laws and regulations applicable to pass-through entities for federal tax purposes. Pass-through taxation means that any profits or losses earned by MDB pass through the business and on to the holders of the shares representing the limited liability interests. This characteristic of our common shares is the most significant difference between our common shares and the stock of a Delaware corporation that is taxed as a “C” corporation which is not a pass through type entity under the Internal Revenue Code.

Common Shares – Both Class A Common Shares and Class B Common Shares

The Class A Common Shares and the Class B Common Shares are the same except as specifically described in the section “Class B Shares Only” below.

● Distributions. Subject to the rights of any preferred shares, the holders of the Class A Common Shares and Class B Common Shares will be entitled to participate ratably on a share for share basis as if all the common shares were a single series in distributions, whether in cash, shares, securities of entities within the company group or otherwise, as may be declared by the board of directors from time to time; provided that any distributions payable in common shares (or payable in rights to subscribe for or purchase common shares or securities or indebtedness convertible into or exchangeable for common shares) shall be declared and paid at the same rate on all the common shares.

● Voting. The Class A Common Shares and Class B Common Shares are the two currently authorized classes of common shares and are currently all the outstanding voting shares of the Company. Their voting rights may be subject to any rights of any future class of preferred shares that are authorized in the discretion of the board of directors and issued. The two classes of common shareholders vote as a single class on all matters submitted to a vote of the shareholders holding voting shares, including directors, with each Class A Common Share entitled to one vote and each Class B Common Share entitled to five votes. The common shareholders are not entitled to cumulate votes in the election of directors. The holders of the common shares may take action by written consent of the holders of not less than a majority of the common shares entitled to vote at a meeting of the Company.

● Quorum. Quorum for the purposes of holding a meeting of the common shareholders is one-third of the shares of both classes entitled to vote at a meeting of the shareholders. When a quorum is present the vote of the holders of at least a majority of the voting power of all the common shares entitled to vote that are present, in person or by proxy, shall be valid and binding on the Company, unless the matter to be acted upon is one which the operating agreement expressly provides for a different vote. Where the operating agreement does not address the vote required, then the vote will be as provided in the DGCL as if the Company were a Delaware corporation. Directors will be elected by a plurality of the votes that are present, in person or by proxy, at the meeting.

● Liquidation. In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of our company, after all creditors shall have been satisfied, and subject to the payment of all sums payable in respect of preferred shares, if any, the common shareholders will share in all distributions of the remaining assets.

● No Preferential Rights. Except as otherwise provided in a share designation or as determined by the board of directors, no shareholder has any preemptive, preferential or other similar right with respect to the issuance of any shares, whether such shares are unissued, held in treasury or hereafter created.

● Share Transfer Restrictions. Share transactions entered into through the facilities of a national securities exchange on which the shares will be listed for trading will be unrestricted. No other transaction of shares may be transferred if it would (i) violate the then applicable U.S. federal or state securities laws or rules and regulations of the SEC, any state securities commission or any other governmental authority with jurisdiction over the transfer, (ii) terminate our existence under the laws of Delaware, the jurisdiction of our formation, or (iii) cause us to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed). Our board of directors may impose restrictions on the transfer of shares if it receives an opinion of counsel that restrictions are necessary or advisable to avoid a significant risk of our becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes. Our board of directors may impose restrictions by amending the operating agreement without the consent of any shareholder or other person.

Class B Shares Only Rights

Although the Class A Common Shares and Class B Common Shares vote together on all matters, including directors, the Class B Common Shares have five votes per share compared to the Class A Common Shares which have only one vote per share.

At any time and from time to time, in any amount, the holders of the Class B Common Shares, acting together or separately with the other holders of the Class B Common Shares, may convert each share of Class B Common Share into one Class A Common Share.

Placement Agent Warrants

In connection with the private placement of Class A Common Shares completed June 2022, the Company issued to two registered sales agents engaged by the by the Company warrants to purchase 18 thousand Class A Common Shares which are exercisable for 10 years at $13.00 per share. The warrants to purchase 8 thousand Class A Common Shares that were issued to Cambria Capital LLC, a soliciting dealer in the initial public offering, as non-cash compensation in the June 2022 private placement have been amended such that they are not exercisable more than five years from the date of commencement of sales in the initial public offering. These securities are deemed underwriter compensation under FINRA Rule 5110 for purposes of the initial public offering and are subject to a lock up of 180 days from the commencement date of the initial public offering pursuant to FINRA Rule 5110(e)(1) and in compliance with the FINRA lock-up restrictions and exceptions pursuant to FINRA Rule 5110(e).

Selling Agent Warrants

In connection with the initial public offering of MDB, there were issued warrants to purchase 16,666 Class A Common Shares to the selling agent. The selling agent’s warrants are exercisable commencing six months after the date of commencement of sales in the IPO (in compliance with FINRA Rule 5110(e)(1)) and will be exercisable until the fifth anniversary of the date of commencement of sales in the initial public offering. The exercise price for the selling agent’s warrants is 125% of the public offering price, or $15.00 per share. The selling agent’s warrants are not be redeemable. The selling agent’s warrants provide for cashless exercise, and immediate “piggyback” registration rights, with a duration of seven years from the date of commencement of sales in the initial public offering (in compliance with FINRA Rule 5110(g)(8)(D)), with respect to the registration of the Class A Common Shares underlying the warrants. We have registered the selling agent’s warrants and the shares underlying the selling agent’s warrants in the initial public offering.

The selling agent’s warrants and the Class A Common Shares underlying the selling agent’s warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The selling agent, or permitted assignees under such rule, may not exercise, sell, transfer, assign, pledge, or hypothecate the selling agent’s warrants or the Class A Common Shares underlying the selling agent’s warrants, nor will the selling agent or permitted assignees engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the selling agent’s warrants or the underlying shares for a period of 180 days from the date of commencement of sales in the initial public offering, except that they may be transferred, in whole or in part, by operation of law or by reason of our reorganization, or to any selling agent or selected dealer participating in the initial public offering and their officers, partners or registered representatives if the selling agent’s warrants or the underlying shares so transferred remain subject to the foregoing lock-up restrictions for the remainder of the time period. The selling agent’s warrants will provide for adjustment in the number and price of such warrants (and the Class A Common Shares underlying such warrants) to prevent dilution in the event of a stock dividend, stock split or other reclassification of the Class A Common Shares.

Meetings of Shareholders

Meetings of shareholders may be held at such place, either within or without the State of Delaware, as may be designated by the board of directors. The board of directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication. The annual meetings of the shareholders, for the purpose of election of directors and for such other business as may lawfully come before it, shall be held on such date and at such time as may be fixed by resolution of the board of directors as determined by the board of directors. Special meetings of the shareholders may be called for any purpose or purposes, at any time, by the chairman of the board or the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors. Written notice of each meeting of shareholders, specifying the place, if any, date and hour and purpose or purposes of the meeting, and the means of remote communication, if any, by which shareholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given not less than 10 nor more than 60 days before the date of the meeting to each shareholder entitled to vote thereat. The majority of the outstanding shares entitled to vote at a meeting will constitute a quorum for the transaction of business, except that when specified business is to be voted on by a class or series of shares voting as a separate class.

At an annual meeting of the shareholders, if and when one is held, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business (other than nominations of directors) must be brought before the meeting (i) by or at the direction of the board of directors, or (ii) by a shareholder of record of our company at the time of the giving of the notice required in the paragraph (b) hereof, who is entitled to vote and the meeting. The foregoing clause (ii) shall be the exclusive means for a shareholder to propose business (other than business included in the company proxy materials pursuant to Rule 14a-8 under the Exchange Act at an annual meeting of shareholders.

In addition to any other applicable requirements for business to be properly brought before an annual meeting by a record shareholder, (i) the record shareholder must have given timely notice thereof in writing to the secretary of the company, (ii) any such business must be a proper matter for shareholder action under Delaware law and (c) the record shareholder and the beneficial owner, if any, on whose behalf any such proposal is made, must have acted in accordance with the representations set forth in the Business Solicitation Statement (as defined below). To be timely, a record shareholder’s notice must be delivered to the secretary at the company’s principal executive offices not less than 90 days or more than 120 days prior to the first anniversary of the date on which the company first mailed its proxy materials for the previous year’s annual meeting of shareholders. however, if the company did not hold an annual meeting the previous year, or if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, then to be timely, notice by the shareholder must be delivered to the secretary at the company’s principal executive offices not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. in no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above. Other than with respect to shareholder proposals relating to director nomination(s), a shareholder’s notice to the secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the record shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class, series, and number of shares of the company which are owned, directly or indirectly, beneficially and of record by the record shareholder, (iv) any material interest of the record shareholder in such business and the beneficial owner, if any, on whose behalf the proposal is made, (v) as to the shareholder giving the notice and any Shareholder Associated Person (as defined below) or any member of such shareholder’s immediate family sharing the same household, whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including, but not limited to, any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss or generate profit to or manage the risk or benefit of share price changes for, or to increase or decrease the voting power of, such shareholder, such Shareholder Associated Person or family member with respect to any share of the company (each, a “Relevant Hedge Transaction”), (vi) as to the shareholder giving the notice and any Shareholder Associated Person or any member of such shareholder’s immediate family sharing the same household, to the extent not set forth pursuant to the immediately preceding clause, (a) whether and the extent to which such shareholder, Shareholder Associated Person or family member has direct or indirect beneficial ownership of any option, warrant, convertible security, share appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of shares of the company or otherwise, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the company (a “Derivative Instrument”), (b) any proxy, contract, arrangement, understanding, or relationship pursuant to which either party has a right to vote, directly or indirectly, any shares of any security of the company, (c) any rights to distributions on the shares of the company owned beneficially by such shareholder, Shareholder Associated Person or family member that are separated or separable from the underlying shares of the company, (d) any proportionate interest in shares of the company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder, Shareholder Associated Person or family member is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (e) any performance-related fees (other than an asset-based fee) that such shareholder, Shareholder Associated Person or family member is entitled to be based on any increase or decrease in the value of shares of the company or Derivative Instruments, if any, as of the date of such notice (which information shall be supplemented by such shareholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), and (vii) a statement whether or not such person intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of voting power of all Shares reasonably believed to be sufficient to carry the proposal and/or otherwise to solicit votes or proxies in support of such proposal (such statement, a “Business Solicitation Statement”). “Shareholder Associated Person” of any shareholder shall mean (i) any person controlling or controlled by, directly or indirectly, or acting in concert with, such Shareholder, (ii) any beneficial owner of shares of the company owned of record or beneficially by such shareholder or (iii) any person controlling, controlled by or under common control with such Shareholder Associated Person. The chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting, and if he should so determine he shall so declare to the meeting, and any such business not properly brought before the meeting shall not be transacted.

Nothing in the operating agreement shall affect the right of a shareholder to request inclusion of a proposal in the company’s proxy statement or information statement pursuant to Rule 14a-8 under the Exchange Act, and any proposal submitted in compliance with Rule 14a-8 under the Exchange Act and included in the company’s proxy statement or information statement pursuant thereto shall be deemed to be properly before the meeting.

Nominations for directors by the shareholders will be similarly restricted as shareholder proposals described above in terms of the notice requirements. The shareholder’s notice relating to director nomination(s) shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class, series and number of shares of the company which are beneficially owned by the person, (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act and such person’s written consent to serve as a director if elected; (b) as to the record shareholder giving the notice, and the beneficial owner, if any, on whose behalf the proposal was made, (i) the name and record address of the shareholder, and (ii) the class, series and number of shares of the company which are beneficially owned; (c) as to the record shareholder giving the notice and any Shareholder Associated Person or any member of such shareholder’s immediate family sharing the same household, to the extent not set forth pursuant to the immediately preceding clause, whether and the extent to which any Relevant Hedge Transaction has been entered into; and (d) as to the shareholder giving the notice and any Shareholder Associated Person or any member of such shareholder’s immediate family sharing the same household, (1) whether and the extent to which any Derivative Instrument is directly or indirectly beneficially owned, (2) any proxy, contract, arrangement, understanding, or relationship pursuant to which either party has a right to vote, directly or indirectly, any shares of any security of the company, (3) any rights to distributions on the shares of the company owned beneficially by such shareholder that are separated or separable from the underlying shares of the company, (4) any proportionate interest in shares of the company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (5) any performance-related fees (other than an asset-based fee) that such shareholder is entitled to be based on any increase or decrease in the value of shares of the company or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such shareholder’s immediate family sharing the same household (which information shall be supplemented by such shareholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date); and (e) a statement whether or not such person or its nominee intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of voting power of all shares reasonably believed to be sufficient to elect the nominee or nominees proposed to be nominated and/or otherwise to solicit votes or proxies in support of such nomination (the “Nomination Solicitation Notice”). The company may require any proposed nominee to furnish such other information as may reasonably be required by the company to determine the eligibility of such proposed nominee to serve as a director of the company. No person shall be eligible for election as a director of the Company unless nominated in accordance with the procedures set forth herein. These provisions shall not apply to nomination of any persons entitled to be separately elected by holders of Preferred Shares.

If the shareholder making a nomination or a qualified representative of such shareholder does not appear at the annual meeting to present a nomination submitted, such nomination(s) shall not be presented or voted upon at the annual meeting. For purposes of the foregoing sentence, to be considered a qualified representative of a shareholder, a person must be a duly authorized manager, officer or partner of such shareholder or must be authorized by such shareholders in writing to act as such in the event a qualified representative of a shareholder will appear at a meeting and make a nomination in lieu of a shareholder, the shareholder must provide the notice of such designation at least twenty-four hours prior to the meeting. If no such advance notice is provided only the shareholder may make the nomination and the nomination may be disregarded in the event the shareholder fails to appear and make the nomination. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

Board of Directors

The number of directors which shall constitute the whole of the board of directors shall be not less than three (3) or more than twelve (12), until changed by amendment to the operating agreement. Only the board of directors shall have the power to change the number of directors within that limit. Currently, the number of directors of our company has been fixed at eight (8).

The directors shall be elected to one-year terms by a plurality vote of the common shares represented in person or by proxy at the shareholders’ meeting and entitled to vote on the election of directors. Elected directors shall hold office until the annual meeting when their terms expire and until their successors shall be duly elected and qualified. Directors need not be shareholders. If, for any reason, the board of directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the shareholders called for that purpose.

Anti-Takeover Effects

The existence of our preferred shares that permits the board of directors to issue shares with the terms it determines in its discretion may have an anti-takeover effect. The board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors, without shareholder approval, will be able to issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the common shares and could also have anti-takeover effects. The ability of our board of directors to issue preferred shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management. We currently have no preferred shares issued and outstanding as the date hereof. Although we do not currently intend to issue any preferred shares, we cannot assure you that we will not do so in the future.

The fact that the Class B Common Shares have a right to five votes per Class B Common Share on all matters presented for a vote to the shareholders, including in the vote for directors, and the fact that the Class B Common Shares currently have a majority ownership position of all the common shares, means that they have an anti-takeover effect, because it would be difficult for an insurgent to overcome the authority that the Class B Common Shares has in the governance of the Company.

The provisions for shareholder business proposals and director nominations in the operating agreement, both described above, also could have an anti-takeover effect.

K-1 Reporting

We have engaged PricewaterhouseCoopers LLP (“PwC”) to provide to the holders of the Class A Common Shares and Class B Common Shares, periodic reports of the income or loss related to their holding Class A Common Shares in MDB for the tax years 2021 – 2024. As part of their services, PwC will solicit from brokers, nominees and transfer agents partner information as required by I.R.C. § 6031(c) necessary to report Schedule K-1s. This will include trade activity during the year.

The Schedule K-1s for investors will show taxable income on an annual basis, prorated on a monthly basis for Class A Common Shares transferred during the calendar year. Special allocations of discrete transaction items will be reported on a Schedule K-1 for the month they occur.

The Company plans for Schedule K-1s to be sent out as soon as reasonably practicable after the end of the fiscal year. Our agreement with our Schedule K-1 service provider calls for them to send final or best estimates of the Schedule K-1 information to shareholders within 90 days after the year end, with every effort to meet the April 15th individual tax filing date, without extension. Following this initial delivery of information, shareholders should work with the Company’s Schedule K-1 service provider to correct their Schedule K-1 of any incorrect information reported, such as personal information (name, address, federal ID number) and number of Class A Common Shares held and date acquired, transferred, or sold. Where there is correcting information provided to the Schedule K -1 service provider, an updated Schedule K-1 will be provided to a shareholder prior to September 15th.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A Common Shares issued by the Company is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598, with a general telephone number of 212-828-8436 and a general email of info@vstocktransfer.com.